EXHIBIT 2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this proxy statement of First South Bancorp, Inc. of our report, dated April 1, 2008, on the consolidated financial statements of First South Bancorp, Inc. and subsidiary as of and for the years ended December 31, 2007 and 2006.

/s/    Cherry, Bakaert & Holland, L.L.P.

Charlotte, North Carolina

September 2, 2008